As filed with the Securities and Exchange Commission on October 1, 2020.

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

C4 THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	47-5617627
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

C4 Therapeutics, Inc.

490 Arsenal Way, Suite 200

Watertown, Massachusetts 02472

(617) 231-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Lawrence S. Wittenberg, Esq. Edwin O’Connor, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Jolie M. Siegel Chief Legal Officer C4 Therapeutics, Inc. 490 Arsenal Way, Suite 200 Watertown, MA 02472 (617) 231-0700	Divakar Gupta Brent B. Siler Richard Segal Cooley LLP 55 Hudson Yards New York, NY 10001-2157 (212) 479-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ - 333-248719

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common stock, par value $0.0001 per share	892,400	$19.00	$16,955,600	$1,849.86

(1)

Represents only the additional number of shares being registered and includes 116,400 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1 (File No. 333–248719).

(2)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $182,656,800.00 on a Registration Statement on Form S-1 (File No. 333–248719), which was declared effective by the Securities and Exchange Commission on October 1, 2020. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $16,955,600 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), for the sole purpose of increasing the aggregate number of shares of common stock offered by C4 Therapeutics, Inc. (the “Registrant”) by 892,400 shares, 116,400 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The contents of the Registration Statement on Form S-1, as amended (File No. 333–248719), filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, including all amendments and exhibits thereto, which was declared effective by the Commission on October 1, 2020, or the Prior Registration Statement, are incorporated by reference into this Registration Statement.

The 892,400 additional shares of common stock, which includes 116,400 additional shares that the underwriters have the option to purchase, that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith or incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.	Exhibit Index

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

*

Previously filed on the signature page to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248719), originally filed with the Securities and Exchange Commission on September 10, 2020 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, C4 Therapeutics, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on the 1st day of October, 2020.

C4 Therapeutics, Inc.
By:	/s/ Marc A. Cohen
Name:	Marc A. Cohen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in their capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Marc A. Cohen Marc A. Cohen	Co-Founder, Executive Chairman, Director and Chief Executive Officer (Principal Executive Officer)	October 1, 2020

/s/ William McKee William McKee	Chief Financial Officer (Principal Financial Officer)	October 1, 2020

/s/ Laura J. Wahlberg Laura J. Wahlberg	Vice President of Finance and Corporate Controller (Principal Accounting Officer)	October 1, 2020

/s/ Andrew Hirsch Andrew Hirsch	President and Director	October 1, 2020

* Kenneth C. Anderson, M.D.	Director	October 1, 2020

* Alain J. Cohen	Director	October 1, 2020

* Bruce Downey	Director	October 1, 2020

* Elena Prokupets, Ph.D.	Director	October 1, 2020

* Malcolm Salter	Director	October 1, 2020

*By:	/s/ William McKee
William McKee Attorney-in-fact